Exhibit 99.1

[Service Date June 7, 2004]

BEFORE THE WASHINGTON STATE
UTILITIES AND TRANSPORTATION COMMISSION

WASHINGTON UTILITIES AND	)
TRANSPORTATION COMMISSION,	)	DOCKET NO. UE-031725
)
Complainant,	)	ORDER NO. 15
)
v.	)	DENYING PETITION FOR
	)	RECONSIDERATION; DENYING,
PUGET SOUND ENERGY, INC.,	)	IN PART, AND GRANTING, IN
	)	PART, PETITION FOR
Respondent.	)	CLARIFICATION
.............................................................................	)

SYNOPSIS: Finding that PSE’s arguments for reconsideration of Order No. 14 are based on a flawed premise that mischaracterizes the Order, the Commission denies PSE’s Petition for Reconsideration. The Commission grants PSE’s Petition for Clarification to the extent of uncontested points related to accounting principles. The Commission denies PSE’s Petition for Clarification to the extent it urges prejudgment of facts not under review in this proceeding.

SUMMARY

1	PROCEEDINGS: On October 24, 2003, PSE, filed revisions to its currently effective Tariff WN U-60. The filing proposed changes to PSE’s rates recovering the cost of power, as a result of its decision to purchase a new generating resource, and for other reasons. PSE requested expedited treatment of its filing, consistent with the terms of an earlier Settlement Stipulation.

2	Following evidentiary hearings and briefing by the parties, the Commission entered Order No. 12, which resolved all issues concerning the Company’s pending acquisition of a 49.85 percent interest in the Fredrickson I generating asset.[1] In Order No. 12, the Commission expressly reserved its determination of the remaining issues that were unrelated to that acquisition—issues concerning costs associated with the Company’s Tenaska and Encogen assets. We determined the reserved issues in Order No. 14, entered on May 13, 2004.

3	PETITION FOR RECONSIDERATION AND CLARIFICATION: On May 24, 2004, PSE filed its Petition for Reconsideration and Clarification of Order No. 14. The Commission, by Notice, provided the parties an opportunity to file answers by June 1, 2004. Commission Staff, Public Counsel, and Industrial Customers of Northwest Utilities (ICNU) filed answers.

4	PARTY REPRESENTATIVES: Todd G. Glass, Heller Ehrman White & McAuliffe LLP, Seattle, Washington, represents PSE. S. Bradley Van Cleve and Matthew W. Perkins, Davison Van Cleve, Portland, Oregon, represent ICNU. Norman Furuta, Department of the Navy, represents the Federal Executive Agencies. Michael Alcantar and Donald Brookhyser, Alcantar & Kahl LLP, Portland, Oregon, represent the Cogeneration Coalition of Washington (CCW). Simon ffitch, Assistant Attorney General, Seattle, Washington, represents the Public Counsel Section of the Washington Office of Attorney General. Robert D. Cedarbaum, Senior Assistant Attorney General, Olympia, Washington, represents the Commission’s regulatory staff (Commission Staff or Staff).[2]

5	COMMISSION DETERMINATIONS: The Commission determines that PSE has failed to present a reasoned basis upon which the Commission might reconsider its findings, conclusions, and the effect of its ordering paragraphs as set forth in Order No. 14. Accordingly, the Commission denies PSE’s Petition for Reconsideration. The Commission grants PSE’s Petition for Clarification with respect to the uncontested points raised. As to the contested points, the Commission determines it should deny PSE’s requests because they call for prejudgment of issues that may, or may not, arise in future PCA reviews.

[1]	WUTC v. Puget Sound Energy, Inc., Order No. 12: Granting Regulatory Approvals For Fredrickson I Acquisition; Resolving Disputed Gas Price Issue, Docket No. UE-031725 (April 7, 2004).
[2]

In formal proceedings, such as this case, the Commission's regulatory staff functions as an independent party with the same rights, privileges, and responsibilities as any other party to the proceeding. There is an "ex parte wall" separating the Commissioners, the presiding ALJ, and the Commissioners' policy and accounting advisors from all parties, including Staff. RCW 34.05.455.

MEMORANDUM

I.	Background and Procedural History[3]

6	On October 24, 2003, PSE filed revisions to its currently effective Tariff WN U-60, designated as Twenty Fifth Revised Sheet No. 95, and Original Sheet Nos. 95-a through 95-e. On October 29, 2003, the Commission suspended the effect of the proposed tariff sheets pending hearings in this proceeding.[4]

7	This filing, which PSE refers to as a PCORC Application, [5] proposes to change PSE’s rates recovering power costs. PSE has calculated a new Power Cost Rate that, in the Company’s view, accounts for the Fredrickson I acquisition, updates expenses to account for current power costs (only some of which are attributable to the acquisition), and corrects the allocation for production-related costs.

8	On January 14, 2004, the Commission entered Order No. 04 Accepting and Adopting Settlement in Docket No. UE-031389, PSE’s first annual true-up of actual power costs under the Power Cost Adjustment mechanism (PCA), as required by Commission Order in PSE’s most recently completed general rate proceeding.[6] This was a partial settlement. The settling parties were unable to agree on a methodology to determine the costs of power for the Tenaska and Encogen generating resources. The parties agreed that power cost issues related to those resources would be determined in this proceeding.

9	Following evidentiary proceedings on February 23-26, 2004, and briefing, the Commission entered its Order No. 12 in this proceeding, granting all of the regulatory approvals that PSE requested for the Fredrickson I acquisition to be consummated. The Commission found the acquisition prudent and found reasonable the associated costs that PSE proposed to include in rates.

10	We expressly reserved for determination in a separate order the disputed issues in this proceeding that are wholly unrelated to the Fredrickson I acquisition. Those issues raise the question: Should there be adjustments to the amounts PSE proposes to recover for power costs incurred in connection with its Tenaska and Encogen assets? Bifurcating our decision process cleared the way for PSE to move forward with the Fredrickson I acquisition, yet afforded the Commission additional time necessary to deliberate fully on the Tenaska and Encogen issues.

11	On May 13, 2004, the Commission entered its Order No. 14, which resolved all issues concerning Tenaska and Encogen. The Commission determined that recovery of Tenaska costs is not bound by an upper limit of original contract costs allowed in 1992. The Commission determined that PSE’s management of the Tenaska regulatory asset has been imprudent and that the full costs incurred during the July 2002 through June 2003 period are not reasonable. The Commission ordered PSE to adjust its Purchase Cost Adjustment (PCA) deferral account balance established via partial settlement in Docket No. UE-031389 to reflect a disallowance of costs unreasonably incurred during the PCA period in the amount of $16,648,873 (grossed up for taxes to $25,613,650). The Commission established guidelines for recovery of future prudent Tenaska costs, including full recovery of return of the asset and equitable sharing of return on the asset if total costs exceed an historically based benchmark. The Commission disallowed $9,921,067 of Tenaska-related costs in determining the Company’s revenue deficiency for purposes of establishing rates in Docket No. UE-031725. The Commission allowed full recovery of Encogen-related costs in determining the Company’s revenue deficiency for purposes of establishing rates in Docket No. UE-031725. The Commission determined a revenue deficiency of $44,112,960 and ordered PSE to make a compliance filing to implement Schedule 95 rates designed to recover this amount.

12	PSE made its compliance filings on May 17 (PCORC rate tariff sheets) and 19 (updated PCA exhibits), 2004. The Commission, by letter from the Executive Secretary, as authorized by Order No. 14, accepted PSE’s compliance tariff sheets on May 20, 2004, to be effective as filed.

13	PSE filed its Petition for Reconsideration and Clarification of Order No. 14 on May 24, 2004. The Commission provided the parties an opportunity to file answers to PSE’s Petition by June 1, 2004. Commission Staff, Public Counsel, and ICNU filed answers.

[3]	The Commission discussed the full background and procedural history of this case in Order Nos. 12 and 14.
[4]	PSE, as noted in the Commission's suspension order, bears the burden of proof to show that the increases it proposes are fair, just and reasonable. RCW 80.04.130(2).
[5]	PCORC is an acronym for "Power Cost Only Rate Case."
[6]

Washington Utilities and Transportation Commission v. Puget Sound Energy, Inc., Docket Nos. UE-011570 and UG-011571 (consolidated), Twelfth Supplemental Order: Rejecting Tariff Filing; Approving And Adopting Settlement Stipulation Subject To Modifications, Clarifications, And Conditions; Authorizing And Requiring Compliance Filing (June 20, 2002).

II.	Petition for Reconsideration

A.	PSE’s Arguments

14	PSE argues that: “Reconsideration is necessary because the Commission erred when it applied an unlawful and unwise variant of the ‘used and useful’ standard to analyze and disallow certain of PSE’s Tenaska-related costs.”[7] PSE asserts that the Commission has, in Order No. 14, established a policy of industry-wide significance. By way of remedy, PSE asks the Commission to “strike its references to, and reliance upon, the new economic test” and to “recalculate any disallowances . . . based solely upon the prudence standard.”[8]

15	Starting with its fundamental premise, quoted above, PSE asserts at various points in its Petition that the Commission has departed from the “traditional and accepted form” of the used and useful test, has “fundamentally change[d]” the used and useful standard,” has “distort[ed]” the standard, and so forth.[9] PSE argues that the Commission, by Order No. 14, has “effectively trump[ed] the Commission’s historical prudence standard” and established on an industry-wide basis “bad policy for this state.”[10] Taking its premise-related assertions as verities, PSE asserts consequences the Company argues will undermine important aspects of utility regulation in Washington and work to the detriment of utilities and their customers.[11]

16	Finally, PSE argues that Order No. 14 imposes “asymmetric risks that are inequitable.”[12] This argument is grounded in the idea that disallowance of a portion of the Company’s return on the Tenaska regulatory asset requires that the Commission provide PSE with the opportunity to recover in rates more than its authorized return if the Company manages to bring Tenaska’s costs below the benchmark established by Order No. 14.[13]

B.	Replies to PSE’s Petition

17	Commission Staff opposes reconsideration and argues that “all of the Company’s arguments . .. . rest on a fundamental mischaracterization of Order No. 14.”[14] Staff elaborates that:

Every single one of the Company’s legal, equitable, ratemaking and public policy arguments rest on the fundamental, but grossly incorrect, premise that the Commission adopted, without prior notice to the Company, a novel “used and useful” test to evaluate the prudence of PSE’s fuel management decisions for Tenaska. This assumption is made clear throughout the Company’s Petition.[15]

Staff quotes extensively from PSE’s Petition to show both that PSE’s various arguments depend absolutely on what Staff describes as a fundamental mischaracterization of Order No. 14, and that the Company’s arguments ignore the Commission’s discussion of, and express reliance on, traditional and well-established standards for evaluating prudence.[16]

18	In addition, Staff argues, PSE’s Petition:

misconstrues Order No. 14 even with respect to the standards for cost recovery established by the Commission. The Commission applied “used and useful” and “matching”theories, but only by analogy to guide its determination of those standards. The standards are also a fair and reasonable application of the Commission’s broad discretion to fix rates and determine ratemaking methodology based on the particular facts and circumstances of this case.[17]

[7]	PSE Petition at 1.
[8]	Id. at 2.
[9]	Id. at 3, 4, 5.
[10]	Id. at 10, 11.
[11]	Id. at 10-17.
[12]	Id. at 2, 17-19.
[13]	Id. at 18.
[14]	Staff Reply at 2.
[15]	Id. at 3-4.
[16]	Id. at 4-5. Staff quotes the Commission's detailed discussion of its prudence standard in Order No. 14 atP.P. 65 and 67.
[17]	Id. at 2.

On this point, Staff elaborates that:

The Commission did apply regulatory concepts based in “used and useful” theories and principles of “matching” costs and benefits. However, the Commission was equally clear to explain that these principles were not applied to evaluate prudence. Rather, they were applied only to determine a fair and reasonable cost disallowance after the Commission had first concluded, using its traditional prudence test, that the Company had mismanaged the acquisition of fuel supply for Tenaska.[18]

Staff notes that the Commission applied “the same two-step approach—prudence evaluation, then, cost disallowance—" in its prudence review of the original Tenaska contract.[19] In that case, the Commission found that PSE was imprudent and required a disallowance based on a methodology specifically developed considering the facts and circumstances developed on the record in that proceeding.[20]

19	Staff summarizes that “the Company’s core premise that the Commission adopted and applied a new test of prudence is nothing more than a straw-man argument with no support or logic in Order No. 14.”[21] On this basis, Staff argues, all of PSE’s legal, equitable, ratemaking, and policy arguments fail.

20	Staff focuses on PSE’s argument concerning asymmetrical risks in a footnote: “It is disingenuous for the Company to argue that the Commission’s cost recovery approach imposes asymmetric risks on PSE. If anything, the approach adopted by the Commission is skewed in PSE’s favor.”[22] Staff points out that PSE’s argument ignores the full effects of the accounting treatment the Commission approved in 1997. When considered together with our determination in Order No. 14 that ratepayers will remain responsible for return of the regulatory asset, it is germane to consider that by the end of the rate plan period (2001), the regulatory asset balance was greater ($231.5 million) than the original balance ($215 million), allowing PSE to recover more than the cost of the contract buyout. In addition, according to Staff:

Gas cost savings that are available in later years are a fraction of the savings projected originally by the Company. Compare Ex. 283C at 14, line 8 versus Ex. 310 at 7, line. It hardly provides “too great a benefit to customers at PSE’s expense” (PSE Petition at 18: 15) to allow ratepayers to realize these savings via the PCA.[23]

Staff argues that we should not consider Attachment A to PSE’s Petition because it relies on new evidence and is, in any event, misleading. Staff states that PSE’s analysis in Attachment A is flawed because it excludes savings prior to PCA 1 that benefited only PSE’s shareholders and takes no account of PSE’s management of the Tenaska regulatory asset prior to PCA 1.

21	Public Counsel’s arguments track those advanced by Staff, critiquing a “misreading of Order No. 14” in PSE’s primary argument that the Commission has established a “‘new test that eclipses the long-standing prudence standard.’"[24] Citing many of the same paragraphs in Order No. 14 that Staff quotes in its Reply, Public Counsel summarizes that “The Commission has quite clearly evaluated the facts and reached a conclusion about prudence, using its previously articulated standard.”[25]

22	Public Counsel’s arguments concerning PSE’s assertion of asymmetrical risks also mirror Staff’s. Public Counsel focuses on the fact that PSE considers only the prospective allocation of costs and benefits between ratepayers and shareholders, and fails to consider that there have been no cost savings for customers to date. PSE argues that if the Commission follows PSE’s suggestion to consider cumulative costs and benefits over the entire contract term using net present value, it would be appropriate to disallow significantly more of Tenaska’s costs than were disallowed under Order No. 14.[26] Public Counsel argues alternatively that it would be appropriate under such an approach to disallow the full return on the regulatory asset unless and until PSE shows ratepayers are benefiting from cost savings relative to the benchmark established by Order No. 14.

[18]	Id. at 6 (emphasis in original).
[19]	Id., fn. 14.
[20]	WUTC v. Puget Sound Power & Light Company, 19th Supplemental Order, Docket Nos. UE-921262, et al. (1994).
[21]	Staff Reply at 8.
[22]	Id. at 9, fn. 22.
[23]	Id.
[24]	Public Counsel Answer at 3.
[25]	Id. at 4.
[26]	Id. at 6-7 (citing to Exhibit No. 271C (Lazar) at 2:20 for the precise amount based on Mr. Lazar's net present value analysis).

23	ICNU argues in the same vein as Staff and Public Counsel:

The Commission did not announce a generally applicable, economic “used and useful”test in the Order that will apply to all Washington utilities; rather, the Commission established a framework to address the prudence of PSE’s actions in managing the Tenaska gas supply. The Commission did not state that this standard would apply to any Washington utility or any resource decision other than PSE and its management of the Tenaska gas supply. As such, the fundamental premise upon which the Petition is based is faulty and the majority of PSE’s arguments crumble around that faulty premise. The remaining arguments do not justify reconsideration.[27]

ICNU relates that Order No. 14 emphasizes that “PSE’s imprudent management of the Tenaska costs was a unique situation with unusual facts that required a specifically tailored remedy.”[28] Like Staff and Public Counsel, ICNU makes the point that the Commission fashioned a remedy that balances the interests of ratepayers and shareholders by establishing just and reasonable rates, as the Commission is required to do in the exercise of its statutory responsibilities.[29]

24	ICNU argues that “PSE is in no position to complain about asymmetrical treatment” considering that PSE’s “imprudent actions cost customers substantial amounts from 1998 to 2003 and have eliminated any economic benefit.”[30] ICNU also argues that while PSE projects customers will receive benefits beginning with PCA period 6, “PSE ignores the fact that the total cost to customers above the benchmark in PCA periods 1 to 5 cannot be offset by the projected value in the later PCA periods.”[31]
25	ICNU states that “PSE’s claim that ‘customers get 100% of the benefits when the costs are less than the benchmark’ is untrue.”[32] ICNU’s argument is based on the operation of the PCA. Because the first $20 million in cost savings under the PCA are not shared with customers, “PSE shareholders receive a direct benefit if the Company manages its costs below the benchmark.”[33]

C.	Commission Discussion and Decision

26	Staff, Public Counsel, and ICNU argue correctly that the fundamental premise PSE asserts as the basis for its Petition is one that depends entirely on a mischaracterization of what the Commission says in Order No. 14. Contrary to what PSE asserts, the Commission has not adopted a new regulatory test “[d]escribed as a ‘used and useful theory’” as a policy of general applicability or even in the context of this specific case. Order No. 14 most definitely does not establish a “new economic test” that “supersedes” or “eclipses” the Commission’s established prudence standard, as PSE contends. Yet, PSE relies on these assertions to argue it has been denied due process of law and subjected to an unwise and unlawful standard for evaluating the recoverability of costs. In addition, PSE relies on its flawed characterization of Order No. 14 for its arguments that we have undercut the Commission’s policies and regulations concerning integrated resources planning,[34] and created “a whole new level of uncertainty” in the industry with various dire consequences for utilities. All of this argument ignores the Commission’s discussion in Order No. 14 of the unique circumstances surrounding Tenaska: a regulatory asset born of a buyout of a gas contract, the ongoing obligation to purchase gas in order to fulfill the primary purpose of the creation of the asset, the lack of economic benefit of the Tenaska regulatory asset to customers, the function of the PCA, the balance of shareholder and ratepayer interests, and the need to consider both historical and future conditions.

[27]	ICNU Answer at 3-4.
[28]	Id. at 4.
[29]

Id. at 7. In the interest of clarity, we consider ICNU's assertion in ¶ 13 of its Answer that "The Commission explicitly determined that PSE was imprudent in its management of Tenaska gas costs and that PSE's imprudence affected both past and future periods." We emphasize that our Order finds only that PSE was imprudent through the PCORC test period and PCA period. The Commission cannot make, and has not made, any prudence determination concerning periods after June 30, 2003, and has established rules only for recovery of prudently incurred costs incurred during periods after that date. We discuss below our decision to consider the June 30, 2003, through May 13, 2004, period later this year when PSE makes its second PCA filing.

[30]	Id. at 11 (citing Exhibit No. 231C (Schoenbeck) at 28-29, which shows a net cost to ratepayers over the life of the contract under Mr. Schoenbeck's assumptions and net present value analysis).
[31]	Id.
[32]	Id.
[33]	Id.
[34]

PSE refers to "the least cost standard," a somewhat misleading reference, we think, to what historically have been referred to as the Commission's least cost planning rules. The more common description today is integrated resource planning.

27	We emphasize that the Commission’s Order does not establish policy, either for the evaluation of prudence in future proceedings concerning PSE, or more generally. Order No. 14 focuses narrowly on the particular, and peculiar facts of this case. As we stated in Order No. 14, “we do not expect to be creating more Tenaska-like sagas.”[35] No one should read Order No. 14 as establishing policy, or even precedent, for our future consideration of fuel gas costs or power costs outside of the precise context present in this case. In short, the Tenaska regulatory asset is unique and our resolution of the issues related to that asset, which developed over a long period of time, is specific to those issues. PSE errs particularly in extrapolating its mischaracterization of what we said in Order No. 14 to a host of other subject matters and to assertions that Order No. 14 somehow has dire, industry-wide implications. [36]

28	Our approach in Order No. 14, as argued by Staff and others, is a two-step analysis.[37] First, we considered whether PSE had prudently managed the Tenaska regulatory asset through the PCA 1 and PCORC test periods, both of which cover the 12 months ended June 30, 2003. The Commission explained in detail in Order No. 14 that it was using its traditional, well-known test to evaluate prudence:

Historically, the Commission has followed the widely adopted standard for evaluating prudence whereby:

It is generally conceded that one cannot use the advantage of hindsight. The test this Commission applies to measure prudence is what would a reasonable board of directors and company management have decided given what they knew or reasonably should have known to be true at the time they made a decision. This test applies both to the question of need and the appropriateness of the expenditures.

The Commission applied this standard in its original consideration of PSE’s Tenaska and Encogen contracts, has consistently applied it in other proceedings, and will apply it here. The Company must establish that it adequately studied the questions relevant to management of the costs of gas and made prudent decisions in light of the contract restructuring approved by the Commission in 1997 and 1999, using the data and methods that a reasonable management would have used at the time the decisions were made. This requires evaluation of the Company’s decisions not just from the perspective of management for the benefit of shareholders, but also for the benefit of customers. ‘The fundamental question for decision is whether management acted reasonably in the public interest, not merely in the interest of the company.’

* * *

PSE expresses appropriate concern that we must evaluate the prudence of past decisions on the basis of what the Company “knew or should have known at the time” the decisions were made. The Commission fully understands its own standard, including the point that the prudence of decisions must not be evaluated on the basis of hindsight. We find the record adequate to our evaluation of the prudence of PSE’s management decisions on the basis of what the Company knew or should have known at the time the decisions were made.[38]

29	Applying this standard to the facts presented the Commission found:

PSE failed to carry its burden of proof to demonstrate its management of fuel gas acquisition for Tenaska was prudent through the PCA and PCORC periods under consideration in this proceeding. Puget’s mismanagement of gas purchases for Tenaska was imprudent resulting in the incurrence of costs that are not reasonable considering the total costs of gas, return of, and return on the Tenaska regulatory asset.[39]

[35]	Order No. 14 at ¶ 96.
[36]

Because our Order, by its plain terms, is strictly limited in its application to the unique facts and circumstances related to Tenaska, we find PSE's policy arguments not only incorrect, but also ill advised. We think PSE should be more cautious when making arguments to the Commission that may send inaccurate signals and inappropriate messages to the financial community.

[37]

We applied this approach consistently in our consideration of both regulatory assets that were at issue—Tenaska and Encogen. In the case of Encogen, we found "PSE carried its burden to show its management of fuel gas acquisition for Encogen was prudent through the PCA and PCORC periods." Order No. 14 at 51, ¶ 110. Accordingly, we did not disallow any Encogen-related costs despite the fact that those costs, like the Tenaska-related costs, exceeded the costs PSE would have incurred under the original contract that the Company bought out following Commission approval of the creation of the Encogen regulatory asset in 1999.

[38]	Order No. 14 at ¶ ¶ 65 and 67 (citations omitted.)
[39]	Order No. 14 at 51, ¶ 109.

30	Having found PSE imprudent under our traditional standard, we ordered a disallowance of an amount equal to the scheduled return on the asset for PCA 1. This disallowance was within our discretion, and within a range of possible disallowance amounts.

31	We then adopted a hybrid approach drawing on regulatory principles, including principles commonly associated with both prudence theory and used and useful theory, going forward, to establish PCORC rates and to establish rules governing future recovery of prudently incurred Tenaska-related costs.

32	We discuss in Order No. 14 that the parties’ arguments for a “cap” on PSE’s recovery of Tenaska-related costs made by PSE’s opponents are grounded in principles that are most commonly encountered, and are most fully developed, in the context of the used and useful concept.[40] These arguments, as described in our Order, were supported by extensive testimony and thoroughly presented on brief by Staff, Public Counsel, and ICNU. PSE had every opportunity to respond, and did respond, to these arguments through its own extensive testimony and on brief. PSE’s assertion that it was not on notice and not given the opportunity to address fully the economic benefits arguments urged by Staff, ICNU, and Public Counsel is simply untrue. PSE’s due process argument is belied by our extensive record, which we thoroughly document through citation in Order No. 14.

33	Significantly, we expressly rejected the strict application of used and useful theory to the regulatory assets at issue in this proceeding. Indeed, we rejected Staff’s contention that the original contract prices, adjusted per the Prudence Order in 1994, established an absolute cap on PSE’s recovery of costs related to Tenaska. In paragraph 85 of our Order, we state:

We think that the regulatory concepts grounded in both “used and useful” and “prudence” theories have merit, but that neither should dominate exclusively in this particular case, where the regulatory asset gave rise to on-going purchasing obligations, and where the environment has changed substantially from the time the asset was created. Thus, we will use a hybrid analysis to determine recovery in rates that are fair, just, reasonable, and sufficient.

34	We ordered a disallowance for the PCA period based on PSE’s imprudent management of the Tenaska regulatory asset that resulted in the Company incurring unreasonable costs through that period.[41] PSE’s argument that the $25.6 million disallowance we ordered for the PCA period is grounded in “retroactive application” of a “new economic test.” is incorrect.[42]Again, that disallowance is grounded in our finding that PSE imprudently managed the Tenaska regulatory asset through the PCA 1 period—a finding PSE does not challenge.

35	Looking forward, only, we established guidelines for PSE’s future recovery of Tenaska-related costs based on regulatory principles consistent with the hybrid, balanced approach we articulated in our Order.[43] That approach draws on regulatory principles developed over the course of many years under the rubrics of both “prudence review” and “used and useful” theory. To the extent we draw on principles developed in the context of used and useful theory, we established the original contract costs as a benchmark around which we determined a reasonable allocation of risk as between ratepayers and shareholders. This approach is neither unlawful nor unwise, contrary to PSE’s arguments.

36	PSE’s discussion of the Supreme Court’s analysis of RCW 80.04.250 actually undercuts the Company’s narrow reading of the statutory language. [44] As PSE relates, the Court, in the so-called POWER I decision, determined that “used” in RCW 80.04.250 means “employed in accomplishing something,” and that “useful” means capable of being put to use; having utility; advantageous; producing or having the power to produce good; serviceable for a beneficial end or object.”[45]

[40]	Id. at 39, ¶ 78.
[41]	Order No. 14 at ¶¶ 86-94.
[42]

PSE Petition at 7-8. Much of PSE's argument is grounded in the assertion that the Commission is applying a new test and "impos[ing] multi-million dollar disallowances retroactively." Once again, PSE's argument relies on a faulty premise. Our disallowance of costs for the PCA period is based on our prudence determination, not on the "test" PSE challenges. As to that test, it is entirely appropriate, even necessary, that we establish rules for prospective recovery that rest on well-established ratemaking principles and that consider the record evidence that the Tenaska regulatory asset has thus far failed to provide the benefits upon which its creation and recovery were predicated.

[43]	Id. at 95-97.
[44]

Because our recovery rule does not depend on application of RCW 80.04.250 we need not address PSE's "unlawful" argument that turns on the Company's reading of that statute as being limited to the valuation of physical property.

[45]

PSE Petition at 5 (citing People's Organization for Washington Energy Resources v. WUTC, 101 Wn.2d 425, 679 P.2d 922 (Wash. 1984)) ("POWER I"). Applying used and useful principles in POWER I, the Court sustained appellant's argument that it was unlawful for the Commission to allow a portion of Washington Water Power's CWIP in rate base because the associated plant was not operational (i.e., not, by definition, used and useful). 101 Wn.2d at 430.

37	The “something” the Tenaska regulatory asset was created to accomplish was cost savings that would result in lower rates than would have been required of ratepayers under the contract PSE spent $215 million to buy out. Through the test period in this case, the asset proved to have no utility, was disadvantageous from the perspective of customers, and did not achieve the beneficial end it was created to achieve. In short, were we to apply the definitions enunciated in POWER I, we would conclude that the Tenaska regulatory asset was not used and useful during the test and rate periods put in issue by PSE’s filing in this proceeding. Had we done so, we would have disallowed a far larger part of PSE’s costs than we did, consistent with POWER I.[46]

38	However, we determined that used and useful theory should not be strictly applied to this unique asset, in part because it gave rise to an ongoing obligation to buy gas in an unknown future market (which proved to be unprecedentedly volatile). We did, though, use concepts derived from the used and useful theory, and the familiar regulatory principle under which we consider the match between costs and benefits, to construct a recovery rule for prudent expenditures that reflects a reasonable allocation of risk and responsibility between PSE and its ratepayers. We struck a balance more favorable to the Company than would follow from a strict application of used and useful theory.

39	PSE's second line of argument is that

Regardless of whether the statutory language [i.e., RCW 80.04.250] means ‘physically’ used and useful or ‘economically’ used and useful, the concept applies for ratemaking purposes only to valuation of a utility’s rate base. The concept does not apply to a utility’s operating expenses.[47]

The most straightforward answer to this argument is that, as previously discussed, we are simply drawing on regulatory principles associated with used and useful theory, and are not strictly applying that theory in the context of our consideration of this unique regulatory asset. Although our Order disallows a portion of the return on the regulatory asset—a rate base item—PSE argues that we are, in effect, disallowing fuel costs—an operating expense. This argument ignores that the Commission authorized creation of the regulatory asset specifically on the basis of the expectations created by PSE about future economic benefits that were projected as a result of savings in gas costs. In other words, as ICNU points out, “the Commission was addressing an economic issue in Order No. 14.”[48] We discussed in Order No. 14 that principles related to the used and useful theory were implicit in, or analogous to, the disallowances advocated by Staff, Public Counsel, and ICNU. We found “that the rate regulation concepts in which these various recommendations were grounded provided useful guidance (but not a straitjacket) for considering the evidence.”[49]

40	Turning finally to PSE’s equity-based arguments concerning asymmetric risks, we fail to see the connection between the recovery rule articulated in Order No. 14 and the type of asymmetry that PSE describes in its Petition.[50] We did not impose “a disallowance based on above-market costs” as PSE asserts. Our prospective recovery rule allocates risk and cost responsibility between ratepayers and shareholders around the very benchmark that PSE relied on to justify creation of the regulatory asset.

41	PSE’s arguments regarding asymmetrical risk also fail to recognize the operation of the PCA mechanism. As ICNU points out, if PSE manages its fuel acquisition strategy so as to achieve savings relative to the benchmark, those savings will be reflected in the PCA deferral balance to PSE’s favor. PSE does not share with ratepayers any of the first $20 million in savings the Company achieves under the PCA mechanism and shares with ratepayers only 50 percent of the second $20 million. The Company thus can benefit financially from careful management of Tenaska-related costs, contrary to what it asserts in its Petition.

42	In sum, PSE’s Petition for Reconsideration relies entirely on mischaracterization of the Commission’s Order. The Company’s arguments, springing as they do from that mischaracterization, are unpersuasive. We conclude that we should deny PSE’s Petition for Reconsideration.

[46]	Id.
[47]	PSE Petition at 6.
[48]	ICNU Answer at 6.
[49]	Order No. 14 at 36, ¶ 70.
[50]

We note that PSE's argument concerning asymmetric risks appears to be based more on a journal article by Jonathan A. Lesser than on any facts, regulatory principles, or authority pertinent to this case. Dr. Lesser's fundamental point is that applying ex post economic tests to utility decisions earlier found to have been prudent is ill advised and disruptive to utility investment. His analysis is mainly focused on Vermont's application of an economic benefits test to power purchase contracts. Moreover, the tests he describes compare contract expenses to market rates. In this case we are dealing with a rate base item, not an expensed item, and a known benchmark rather than an unknown market valuation. The benchmark is the very same benchmark PSE used when it sought approval to capitalize the contract buyout costs and recover them from ratepayers. While Dr. Lesser's point may be valid in some contexts, it does not apply to the circumstances of this case (i.e., a regulatory asset created to facilitate savings against a precisely known benchmark). It appears that PSE may have first settled upon an analytical framework based in large part on Dr. Lesser's journal article, which the Company cites no less than 11 times in its Petition. Then, like Procrustes, PSE attempts to force our Order into a form that fits within its chosen framework.

II.	Petition for Clarification

A.	Parties’ Arguments

43	PSE argues that: “Clarification is necessary because the Tenaska Order does not address or explain certain issues sufficiently to authorize the necessary accounting treatment or permit PSE to comply with the Commission’s directives in its PCA mechanism accounting and in future PCA compliance filings.”[51]

44	There are several uncontested accounting matters as to which PSE seeks clarification:

1.	The actual Frederickson 1 costs should be added to the PCA calculation as of the day after closing (April 30, 2004) — i.e., the first full day that PSE began taking energy from the Frederickson 1 facility.

2.	All of the non-Frederickson 1 uncontested and unchanged cost adjustments in the PCA calculation (Adjustments 1 – 2 and 4 – 13) should be used for purposes of calculating the PCA effective April 7, 2004, the day after the Commission entered Order No. 12 in this proceeding. (The Commission stated in Order No. 12 that these adjustments were not at issue, but – in Order No. 13 – withheld final approval of the adjustments pending the resolution of the Tenaska issue.)

3.	The new Power Cost Baseline for PCA purposes should become effective on the same day that the rates went into effect (May 24, 2004).

4.	The Commission should expressly approve and authorize the accounting treatment for the White River Project that underlies the approved Adjustment 9. Specifically, PSE requests that the Commission approve PSE’s and Commission Staff’s proposal to defer the remaining undepreciated plant costs as a regulatory asset and to continue amortizing these costs at the current depreciation rate until better information is known related to sales and salvage values associated with this property.

Staff affirmatively agrees with the Company’s proposals on these matters and neither Staff nor any other party opposes our clarification of Order No. 14 as PSE requests. We will clarify Order No. 14 accordingly.

45	PSE states that it is unclear whether Order No. 14 provides for disallowance of 50 percent of the return on the Tenaska regulatory asset during the first 10.5 months of PCA 2 (i.e., July 1, 2003, through May 13, 2004) because our Order states that the “costs incurred between July 1, 2003, and the date of this Order remain subject to review in an appropriate proceeding.”[52] PSE requests that the Commission clarify that Order No. 14 “does not impose the 50 percent return limitation during the first 10.5 months of PCA Period 2 on top of the ‘one time’ disallowance of $25.6 million.”[53] Alternatively, PSE argues that if the 50 percent return limitation is imposed during the first 10.5 months of PCA Period 2, PSE should be allowed to defer the disallowance for possible later recovery if arguably offsetting net benefits occur in the Tenaska contract’s later years.

46	PSE also asks the Commission to clarify that PSE’s fuel management decisions prior to July 2003 have been fully addressed and are not relevant to cost reviews during PCA Period 2 and future review periods. PSE requests that we clarify that our determinations in Order No. 14 create “a ‘clean slate’ with respect to fuel management decisions that PSE made before PCA Period 2 began—i.e., before July 2003—even though those decisions may, arguably, affect fuel costs during PCA Period 2 and in future review periods.”[54]

[51]	PSE Petition at 1.
[52]	PSE Petition at 21-22 (quoting Order No. 14 at 42, ¶ 86, fn. 104).
[53]	Id. at 23.
[54]	Id. at 24.
47	Finally, PSE requests the Commission to clarify what it expects of the Company in its PCA Period 2 filing and in subsequent filings. PSE, in effect, asks us to foreclose consideration of prudence in the PCA Period 2 review because, in PSE’s view, that would be duplicative of portions of the proceedings here. As to future PCA review periods, PSE states that “beginning with the August 2005 annual compliance filing for PCA Period 3, PSE would anticipate prefiling evidence as to its fuel management efforts that occur after early 2004, for review and evaluation by the Commission and the parties.”[55]

48	Staff opposes the Company’s requests. Regarding PSE’s arguments concerning what should be considered in PCA Period 2, Staff states that it “has no intent to further examine the prudence or cost impact of decisions made by PSE before June 2002.”[56] Staff nevertheless opposes PSE’s request that the Commission clarify that the Company need not provide evidence of its fuel management decisions and actions in its PCA Period 2 filing. Staff argues that:

Regardless of evidence that was introduced in this docket, it is necessary for the Commission and parties to review the Company’s fuel management decisions that are contemporaneous with the time period under examination. This will be the case for the PCA Period 2 filing and all later filings under the PCA mechanism.[57]

49	ICNU briefly addresses PSE’s Petition for Clarification. ICNU argues that the “narrow interpretation of the Order put forth by PSE is inappropriate.”[58] ICNU states:

The issues surrounding interaction of the cost disallowances, the PCA, and changes to PSE’s revenue requirement are complicated. It appears, however, that the Commission specifically reserved its right to review the impact of the adjustments in future PCA periods and that the Commission was aware that the recovery rule would impact PSE’s revenue requirement in the near-term future.[59]

ICNU also argues that we should reject PSE’s suggestion that Order No. 14 resolves all issues with respect to the fuel management for PCA Period 2 and that the Company has a “clean slate” with respect to all fuel management decisions made before PCA Period 2 began.

B.	Commission Discussion and Decision

50	While it is true, as PSE asserts, that “the first 10.5 months of the 12-month PCA Period 2 [have] already occurred,” that period was not before us for decision in this proceeding. It is also true, however, that we received evidence that may pertain to periods after June 2003 (i.e., after the end of the 12-month PCORC test period, and after the 12-month PCA period).[60] We commented on this post-period information in dicta, noting that this information gave us reason to be encouraged. PSE apparently would have us go beyond dicta to prejudgment of the Company’s prudence during the PCA 2 period. That we will not do.

[55]	PSE Petition at 25.
[56]	Id.
[57]	Id. at 17.
[58]	ICNU Answer at 12.
[59]	Id.
[60]	See e.g., Exhibit No. 201 (Ryan), passim;

51	As Staff argues, it is necessary for the Commission and parties to review the Company’s fuel management decisions that relate to the time period under examination in each proceeding. As a practical matter, it is likely that PCA reviews will become increasingly straightforward and easier as time goes on. Lingering issues concerning Tenaska and Encogen complicated the first PCA review. Those are resolved through June 30, 2003, by Order No. 14. Because the rules for future recovery of prudent costs established in Order No. 14 clearly apply to the full PCA Period 3 and future review periods, that issue should be easily handled in PCA Period 3 and beyond.

52	Order No. 14 leaves open the question of prudence relative to fuel acquisition decisions that may be considered in future PCA review periods, including PCA Period 2. That is appropriate. The question whether PSE prudently manages fuel acquisition, an ongoing process, is not one that can be answered now for future points in time. In terms of the uncertainty PSE faces in this regard, this is the status quo. If the prudence of PSE’s fuel acquisition for Tenaska is challenged in PCA Period 2, or in future PCA review periods, PSE will bear the burden to show its prudence. As we said in Order No. 14, we saw in our record in this proceeding reasons to be encouraged by PSE’s more recent efforts to manage fuel acquisition. This is not a basis, however, upon which we can, or should, foreclose parties from challenging prudence and requiring from PSE a showing that it has been prudent. We also said in Order No. 14 that we would take the effects of the disallowances into account in future proceedings.

53	The Company asks us to clarify whether the 50 percent disallowance rule should be applied during all of the PCA period 2 or only during the last six weeks of that period, even if there is no challenge to prudence. Inasmuch as PCA Period 2 is nearly over and PSE will file for review in August of this year, we find it preferable to address this question in the context of that review proceeding. This will provide the parties an opportunity to present any relevant evidence and to present more thorough argument on these questions than has been presented here. Alternatively, the parties may elect to meet informally in an effort to arrive at a common proposal to submit for Commission review.

ORDER

	THE COMMISSION ORDERS THAT:

54	(1)	PSE's Petition for Reconsideration is DENIED.

55	(2)	PSE's Petition for Clarification is GRANTED as to the uncontested issues discussed in the body of this Order.

56	(3)	PSE's Petition for Clarification is DENIED as to the contested issues discussed in the body of this Order.

57	(4)	The Commission retains jurisdiction to effectuate the terms of this Order and all prior orders entered in this proceeding.

DATED at Olympia, Washington, and effective this 7th day of June 2004.

WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

MARILYN SHOWALTER, Chairwoman

RICHARD HEMSTAD, Commissioner

PATRICK J. OSHIE, Commissioner